EXHIBIT 21

JOHNSON OUTDOORS INC. AND SUBSIDIARIES

The following lists the principal direct and indirect subsidiaries of Johnson Outdoors Inc. as of September 29, 2017.  Inactive subsidiaries are not presented:

Name of Subsidiary(1)(2)	Jurisdiction in which Incorporated
Johnson Outdoors Canada Inc.	Canada
Johnson Outdoors Watercraft Inc.	Delaware
Johnson Outdoors Marine Electronics. Inc.	Alabama
Johnson Outdoors Gear Inc.	Delaware
Johnson Outdoors Diving LLC	Delaware
Under Sea Industries, Inc.	Delaware
JWA Holding B.V.	Netherlands
Johnson Beteiligungsellschaft GmbH	Germany
Uwatec AG	Switzerland
Scubapro Asia Pacific Ltd.	Hong Kong
P.T. Uwatec Batam	Indonesia
Scubapro Asia, Ltd.	Japan
Scubapro Espana, S.A.	Spain
Scubapro AG	Switzerland
Scubapro Europe Benelux, S.A.	Belgium
Johnson Outdoors France	France
Scubapro/Uwatec France S.A.	France
Scubapro Europe S.r.l	Italy
Scubapro Italy S.r.l.	Italy
Scubapro-Uwatec Australia Pty. Ltd.	Australia
Johnson Outdoors Watercraft Ltd.	New Zealand
Johnson Outdoors Vertriebsgesellschaft GmbH	Germany
SeaBear GmbH	Austria

(1)	Unless otherwise indicated in brackets, each company does business only under its legal name.
(2)	Unless otherwise indicated by footnote, each company is a wholly-owned subsidiary of Johnson Outdoors Inc. (through direct or indirect ownership).